Shareholder Update (Unaudited)
Annual Meeting Results
An annual meeting of the Funds shareholders was held
on October 1, 2002. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
1. The Funds shareholders elected the following eight
directors:
Shares Shares Withholding
                         Voted For  Authority to Vote
Robert A. Gibson........ 19,715,642     697,034
Andrew M. Hunter III(a). 20,008,291     231,494
Leonard W. Kedrowski.... 20,006,493     232,416
John M. Murphy, Jr. .... 19,713,058     697,244
Richard K. Riederer .... 20,008,072     232,357
Joseph D. Strauss....... 20,007,394     232,536
Virginia L. Stringer ... 20,001,242     234,632
James M. Wade........... 20,009,704     231,436
(a) Andrew M. Hunter III tendered his resignation from
the board of directors, effective December 2002.
2. The Funds shareholders ratified the selection by the
Funds board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending May 31, 2003. The following
votes were cast regarding this matter:
 Shares       Shares        Broker
Voted For  Voted Against  Abstentions   Non Votes
19,764,169    384,613      148,577         -